Exhibit 99.1

Bottomline Technologies Media: Heather Bridges hbridges@bottomline.com 603-501-5267	Intuit Inc. Media: Tobin Lee Tobin_lee@intuit.com 818-436-8384

Bottomline Technologies Investors: Kevin Donovan kdonovan@bottomline.com 603-501-5240	Intuit Investors: Matt Rhodes Matt_Rhodes@intuit.com 650-944-2536

Intuit, Bottomline Partner to Help Financial Institutions

Better Serve Businesses

Bottomline to Acquire Intuit Financial Services Commercial Banking Business

MOUNTAIN VIEW, Calif. and PORTSMOUTH, N.H. – March 5, 2012 – Intuit Inc. (Nasdaq: INTU) and Bottomline Technologies (Nasdaq: EPAY) announced a strategic partnership in which they will use their core expertise and combined market strength to deliver innovative products and services for businesses to the banking and financial services industry.

The two companies plan to bring more innovative business banking offerings to more financial institutions faster using Bottomline’s services-oriented architecture and Intuit’s open platform architecture. As part of the partnership, Bottomline will acquire the commercial banking business from Intuit’s financial services segment when the transaction closes. Terms of the deal, which is expected to close within the next few weeks, were not announced. The companies will then work together through cross promotions, referrals and joint sales efforts to deliver innovative solutions for financial institutions of all sizes.

“Improving the solutions and services small businesses and consumers receive from their financial institutions is more than an Intuit strength, it’s in our DNA,” said CeCe Morken, senior vice president and general manager of Intuit financial services. “This relationship enables us to further concentrate on helping financial institutions better engage these important customer segments and grow. At the same time, our commercial banking customers will benefit from Bottomline’s focus and expertise in cash management.”

Today, 15 of the top 25 global banks use Bottomline’s transaction banking solutions to serve their small business through large corporate customers. Bottomline executives expect the partnership to help expand its reach to a much broader set of financial institutions.

“This partnership with Intuit represents an opportunity to align with a truly innovative and leading organization,” said Rob Eberle, president and CEO of Bottomline. “We will accelerate the transition of our commercial banking solution set to the Cloud. This will allow us to better serve not only the large banks we currently focus on, but also to offer an extremely attractive proposition for the many medium sized and smaller financial institutions which make up the majority of the banking market today. It is an extremely attractive investment opportunity and milestone event for Bottomline.”

Intuit has helped small businesses and consumers save time and money for nearly three decades. The company’s leadership in these markets has enabled its financial services business to build solutions for financial institutions that help increase their relevance and profitability with these segments. Approximately 1,900 banks and credit unions in the United States use Intuit Financial Services’ online and mobile solutions.

Bottomline Technologies is a recognized global leader in online cash management and transaction banking solutions. Bottomline’s success has been driven by the capability and functionality of its sophisticated cash management solutions, which enable banks to best attract and serve their corporate and business customers.

About Intuit

Intuit Inc. is a leading provider of business and financial management solutions for small and mid-sized businesses; financial institutions, including banks and credit unions; consumers and accounting professionals. Its flagship products and services, including QuickBooks®, Quicken® and TurboTax®, simplify small business management and payroll processing, personal finance, and tax preparation and filing. ProSeries® and Lacerte® are Intuit’s leading tax preparation offerings for professional accountants. Intuit Financial Services helps banks and credit unions grow by providing on-demand solutions and services that make it easier for consumers and businesses to manage their money.

Founded in 1983, Intuit had annual revenue of $3.9 billion in its fiscal year 2011. The company has approximately 8,000 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.

About Intuit Financial Services

Intuit Financial Services helps banks and credit unions grow by offering innovative online and mobile banking solutions that make it easier for consumers and businesses to manage their money. Applying more than three decades of customer insights and innovation to design its products, Intuit provides solutions that help financial institutions achieve higher customer engagement and profitability. Learn more at www.ifs.intuit.com.

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) provides collaborative payment, invoice and document automation solutions to corporations, financial institutions and banks around the world. The company’s solutions are used to streamline, automate and manage processes involving payments, invoicing, global cash management, supply chain finance and transactional documents. Organizations trust these solutions to meet their needs for cost reduction, competitive differentiation and optimization of working capital. Headquartered in the United States, Bottomline also maintains offices in Europe and Asia-Pacific. For more information, visit www.bottomline.com.

Cautionary Language

Statements in this press release regarding the acquisition, the strategic partnership between Bottomline and Intuit, the expected timetable for completing the transaction, future financial and operating results and benefits expected to result from the transaction and the impact of the transaction and strategic partnership on Bottomline, Intuit and their respective customers, as well as any other statements about Bottomline or Intuit’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “will”, “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the transaction; the ability of Bottomline to successfully integrate the acquired customers, technology, operations and employees; customer response to the transaction; the ability to realize anticipated benefits of the transaction; and the other factors described in Bottomline’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 and any subsequently filed Form 10-Qs, Form 8-Ks or amendments thereto. Any forward-looking statements represent Bottomline’s and Intuit’s views only as of today and should not be relied upon as representing their views as of any subsequent date. Bottomline and Intuit disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Copyright

Bottomline Technologies, and the Bottomline Technologies logo are trademarks of Bottomline Technologies (de), Inc. which may be registered in certain jurisdictions. All other brand/product names may be trademarks of their respective owners.